Exhibit 10.6

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED FROM THIS EXHIBIT PURSUANT TO ITEM 601(b)(10) OF SEC REGULATION S-K BECAUSE FINWISE BANCORP (THE “REGISTRANT”) HAS DETERMINED THAT SUCH INFORMATION (I) IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL AND (II) CERTAIN OF THIS INFORMATION WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICALLY DISCLOSED.

2018 EMPLOYMENT AGREEMENT

THIS 2018 EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 1st day of January, 2018 among All West Bancorp, a Utah community bank holding company (the “Holding Company”) and its wholly-owned subsidiary FinWise Bank, (the “Bank”) and David Tilis, an individual (the “Executive”).

WHEREAS, Executive serves as the Senior Vice President – Director of Specialty Lending;

WHEREAS, the Bank and Executive are parties to an Employment Agreement dated February 5, 2016 that expires on December 31, 2017;

WHEREAS, Executive desires to continue to serve as an executive of the Bank as the Senior Vice President – Director of Specialty Lending;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

1.            Employment as Employee. Executive hereby accepts employment, as the Senior Vice President – Director of Specialty Lending or other agreed upon role upon the terms and conditions set forth in this Agreement.

2.            Term of Employment. Subject to the terms hereof the term of this agreement, Executive’s employment under this Agreement shall commence on January 1, 2018 (the “Effective Date”) and shall continue until March 15, 2022 (the “Term”) unless earlier terminated pursuant to the provisions hereof.

3.            Position. The Executive shall be employed as the Senior Vice President – Director of Specialty Lending, and shall perform such duties as may be assigned to the Executive from time to time by the President of the Bank. The Executive’s employment will be on a fulltime basis in New York, subject to such travel as may be required from time to time to perform Executive’s duties. The Executive further agrees to devote his full time and attention to the business of the Bank and to perform such duties as may be required of him to the best of his abilities, and will not accept any other employment without the prior written consent of the President of the Bank.

4.            Compensation. The Bank shall pay to the Executive compensation for his services during the Term of Employment as follows:

(a)            An annual salary of $300,000 during the Term on a pro-rata basis at least monthly in accordance with the Bank’s payroll policies.

(b)            The Executive shall be eligible to receive annual cash bonuses during the Term. Upon mutual agreement by the parties, the annual bonus may be paid in more frequent installments such as quarterly. It is anticipated that such bonus will be tied to the Pre-Tax Net Profit of the Market Place Lending business originated by Executive and his direct reports. For purposes of this Agreement, “Marketplace Lending’ means the practice of pairing borrowers and lenders through the use of non-traditional lending such as an online internet based platform without a typical bank intermediary where a third party will assist the Bank to process the loan application and assess, grade and assign an interest rate using the marketplace lender’s proprietary credit scoring tool. All bonuses shall be contingent upon satisfaction of mutually agreeable business objectives. Subject to eligibility, any bonuses payable during a Term shall be equal to [****] of the Pre-Tax Net Profits of the Market Place Lending line of business generated by the Executive and his direct reports for the first [****] of revenues actually received by the Bank in a single calendar year from the Market Place Lending line of business and [****] of Pre-Tax Net Revenue of revenue actually received by the Bank in excess of such [****] for the same calendar year. By way of clarification and not limitation, the Bank must first receive revenues from the Market Place Lending business in excess of [****] in a given calendar year for the [****] of Pre-Tax Net Revenue to be payable. By way of clarification, the month the Bank receives revenues of [****] that month will convert to [****] from [****].

(c)            For purposes of this Agreement, “Pre-Tax Net Profits” shall mean gross revenues actually collected from business generated by the Executive and his direct reports less all costs and expenses directly attributable to the generation of such revenues, including, without limitation, the cost of all materials, equipment, professional fees, provision for loan loss reserves and software as well as the salaries, benefits and other costs of all employees and service providers of the Bank providing services in connection with business generated by the Executive; provided, however, if any of the Bank’s employees provide less than full-time services with respect to business generated by the Executive, or any of the equipment and software are not exclusively used by the line of business, then such costs will be pro-rated. Costs and expenses used to determine “Pre-Tax Net Profits” shall not include existing fixed overhead (other than the costs of the Bank’s New York office) and executive management, that are not part of the Market Place Lending Line of business, but may include future fixed overhead required to conduct business.

(d)            In addition to compensation set forth above, Executive shall be eligible to be paid a commission upon the closing of SBA loans originated solely by Executive as follows:

Executive shall be paid a commission of 1% of the principal loan amount of SBA Loans originated by Executive if Business Funding Group (“BFG”) is retained by the SBA borrower to provide services related to the SBA Loan for which the Bank pays BFG a fee and a commission of ½% of the principal loan amount of SBA loans originated by Executive where BFG is not retained to provide services.

5.            Benefits. The Executive shall be entitled to receive benefits, including health insurance benefits, in accordance with the benefit policies developed for the Bank and approved by the Board of Directors for Senior Executives. In addition to the foregoing, and without limitation, Executive shall be entitled to the following benefits:

(a)            Executive shall be entitled to participate in the Bank’s 401(k) plan as soon as he becomes eligible pursuant to the terms of such plan.

(b)            Executive shall be entitled to 16 days of personal time off (PTO) each year as of the Effective Date. At the beginning of each subsequent year, one additional day will be awarded up to a total of 21 days of PTO per year.

6.            Business Expenses. The Company shall promptly reimburse Executive for all reasonable out-of-pocket business expenses that he incurs in fulfilling his duties hereunder, in accordance with the general policy of the Company in effect from time to time; provided that Executive furnishes to the Company adequate records and other, documentary evidence required by all federal and state statutes and regulations issued by the appropriate taxes authorities for the substantiation of each such business expense as a deduction on the federal or state income tax returns of the Company.

7.           Termination for Cause. The Bank may terminate Executive’s employment for Cause, upon written notice to the Executive which notice shall specify the reasons for the termination. In the event of termination for Cause, the Executive shall not be entitled to any further payment of benefits or bonuses under this Agreement other than salary accruing up to the date of termination. For purposes of the Agreement, “Cause” shall mean; (i) the failure by the Executive to perform his duties hereunder or the failure to abide by the Bank’s employment or other policies, after at least one warning in writing from the Holding Company or the Bank identifying any such failure; (ii) the willful misconduct of the Executive in the performance of his duties hereunder; (iii) commission of a crime (other than a minor traffic violation) or the violation of any formal written agreement, memorandum or order governing the Bank or the Executive issued by any federal or state regulatory authority having jurisdiction over the Holding Company or the Bank or the Executive; (iv) alcohol and/or drug abuse; (v) excessive absenteeism, after at least one warning in writing from the Holding Company or the Bank; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Bank; or (vii) the commission of an immoral act that could adversely impact the reputation of the Bank.

8.           Death or Disability. If during the Term of Employment, the Executive shall become permanently disabled or is otherwise unable to perform his essential job functions hereunder with or without reasonable accommodation for three (3) consecutive months, or for shorter periods aggregating three (3) months, in any twelve (12) month period, or dies, the Bank may terminate the employment of the Executive hereunder upon written notice to the Executive. In such event, the Executive shall not be entitled to any further payments or benefits under this Agreement other than: (a) in the case of termination for disability, payments under any disability policy that the Bank may obtain for the benefit of its officers generally and salary accruing up to the date of termination; and (b) in the case of death, payments from a Bank-Owned Life Insurance policy, if any, on Executive’s life; provided that the amount payable from the proceeds of such policy shall not exceed the amount that would otherwise be payable to Executive in the event of termination of Executive’s employment without cause pursuant to Section 9 below.

9.           Termination Without Cause. During the Term, the Bank may terminate the Executive’s employment without Cause upon written notice to the Executive. If the Bank terminates the Executive’s employment without Cause, the Bank shall pay the Executive an amount equal to his monthly salary each month during the six (6) month period immediately following Executive’s termination without Cause (the ‘‘Severance Payment”). The ‘‘Severance Payment” shall be in addition to any salary accruing up to the date of termination. In addition to the Severance Payment, if Executive is terminated without cause, Executive shall also receive an amount equal to the annual bonus otherwise payable pursuant to Section 4(b) above as if Executive had not been terminated (the “Severance Bonus”). Any Severance Bonus payable hereunder shall be paid at the same time and in the same manner as annual bonuses; provided, however, that the Bank, at its option, may pay the Severance Bonus in advance of the time it would be payable as an annual bonus, in which event the Severance Bonus shall be calculated based upon the Bank’s performance for the 18-month period immediately prior to final payment of the Severance Bonus. By way of illustration, and not limitation, if Executive’s employment is terminated without cause on October 1, 2018, the Bank shall pay a portion of the Severance Bonus at the same time that it pays annual bonuses to other employees for the 2018 and 2019 calendar years and shall pay the remainder of the Severance Bonus the three-month period ending March, 2020, unless the Bank determines to make payments in advance.

The payment of the “Severance Payment” and “Severance Bonus” by the Bank is conditioned upon the Executive resigning from all positions held as an officer and employee of the Bank and providing both the Holding Company and the Bank with a general release, in form and substance acceptable to the Holding Company and the Bank, releasing any and all claims Executive may have against the Holding Company, the Bank and/or their officers, directors and affiliates.

Failure to Offer a Renewal Agreement. If, upon expiration of this agreement, the Bank does not offer to the Executive a new agreement with substantially similar terms, it is understood that the severance payment and severance bonus outlined in section 9 will not be payable, rather the Bank agrees to pay a separate severance payment of six (6) months salary and separate severance bonus six (6) months bonus as calculated in section 9 (the “Failure to Renew Severance and Bonus”). If the Bank offers a new agreement with substantially similar terms and the Executive does not accept the agreement, the Failure to Renew Severance and Bonus will not be paid.

In the event the Executive’s employment hereunder shall be terminated by the Bank without Cause, the Executive shall be obligated to promptly inform the Bank of any new employment. Except as set forth in this Section 9, the Executive shall not be entitled to any other payments or benefits following a termination without Cause. Notwithstanding the foregoing, in the event the Bank is at any time classified as a troubled institution, or to the extent that Severance Payments, if paid, would constitute a “golden parachute payment” within the meaning of 12 CFR part 39, no such payment shall be paid or payable to Executive without the prior consent of the federal and state regulators having jurisdiction over the Bank and the Holding Company or either of them.

10.          Resignation. The Executive may resign from his employment with the Bank hereunder at any time during the Term for any reason upon sixty (60) days prior written notice.

11.	Confidentiality; Non-Disclosure; Non-Competition.

(a)           Except as may be required in the course of his employment with the Bank and in pursuit of the business of the Bank, the Executive shall not, at any time during or following the Term of Employment, disclose to any person or use any confidential information or proprietary data of the Holding Company and/or the Bank, or their subsidiaries, if any. The Executive agrees that all information concerning the Holding Company’s and/or the Bank’s relations with their customers is confidential information. The obligations of the Executive under this Section 11(a) shall survive the termination of the Executive’s employment hereunder and the expiration of this Agreement.

(b)           The Executive agrees that for a period of twelve (18) months after the termination of his employment hereunder for any reason, he will not directly or indirectly solicit, cause any other person to solicit, or assist any other person with soliciting any customer, referral source, loan originator, depositor or borrower of the Holding Company or the Bank to become a customer, referral source, loan originator, depositor or borrower of another financial institution. Executive further agrees that for a period of twelve (18) months after the termination of his employment hereunder for any reason, he will not directly or indirectly participate in the solicitation of any employee, consultant or agent of the Bank to cease their employment with the Bank or to accept employment or a consulting or agency position with any other person or entity.

12.       No Improper Use of Information of Prior Employers and Others. Executive agrees not to improperly use or disclose any confidential information or trade secrets, if any, of any current employer (prior to being employed by the Bank) and any former employer or any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the premises of the Bank, nor use for the benefit of the Bank, any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by that former employer or person. Executive will use in connection with his Employment with the Bank only information which is generally known and used by persons with training and experience comparable to Executive’s training and experience, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Bank.

13.      Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, nor shall any waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of any other provision in any other instance.

14.       Representation by Counsel. The Executive represents and warrants to the Holding Company and the Bank that he has been advised to retain legal counsel in connection with the preparation, negotiation and execution of the Agreement.

15       Governing Law. The Term of this Agreement shall be governed by, and interpreted and construed in accordance with the laws of Utah applicable to agreements made and fully to be performed in such state. Notwithstanding the foregoing, in the event that Executive initiates a lawsuit against the Bank, Executive shall initiate such lawsuit in Salt Lake County, State of Utah. In the event that the Bank initiates a lawsuit against the Executive, the Bank shall initiate that lawsuit in state or federal courts located in the State of New York.

16.       Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. The amendments or termination of this Agreement may be made only in a writing executed by the Holding Company, the Bank and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

17.       Assignment. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be assigned by the Holding Company and/or the Bank to any entity which acquires all or substantially all of the assets of the Holding Company existing at the time of such acquisition, or with or into which the Holding Company is consolidated or merged.

18.       Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the Holding Company and the Bank have caused this Agreement to be signed by its duly authorized officer, and the Executive has executed this Agreement, as of the day and year first written above.

ALL WEST BANCORP

By:	/s/ Kent Landvatter
Name:	Kent Landvatter
Title:	Chief Executive Officer
FinWise BANK

By:	/s/ Kent Landvatter
Name:	Kent Landvatter
Title:	President

EXECUTIVE

By:	/s/ David Tilis
Name:	David Tilis